UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.)*

TriNet Group, Inc.
(Name of Issuer)

Common Stock, par value $0.000025 per share
(Title of Class of Securities)

896288107
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 896288107	SCHEDULE 13G	Page 2 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 896288107	SCHEDULE 13G	Page 3 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 896288107	SCHEDULE 13G	Page 4 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 84, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 896288107	SCHEDULE 13G	Page 5 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 79, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 896288107	SCHEDULE 13G	Page 6 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP-W, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 896288107	SCHEDULE 13G	Page 7 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 896288107	SCHEDULE 13G	Page 8 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GapStar, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 896288107	SCHEDULE 13G	Page 9 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 896288107	SCHEDULE 13G	Page 10 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 896288107	SCHEDULE 13G	Page 11 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO Management GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 896288107	SCHEDULE 13G	Page 12 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 896288107	SCHEDULE 13G	Page 13 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GA TriNet, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 896288107	SCHEDULE 13G	Page 14 of 22 pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON HR Acquisitions, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,091,312
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,091,312
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,091,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 896288107	SCHEDULE 13G	Page 15 of 22 pages

Item 1.	(a)	NAME OF ISSUER

TriNet Group, Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

1100 San Leandro Blvd., Suite 400 San Leandro, CA 94577

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”)

(i)	General Atlantic LLC (“GA LLC”);

(ii)	General Atlantic GenPar, L.P. (“GA GenPar”);

(iii)	General Atlantic Partners 84, L.P. (“GAP 84”);

(iv)	General Atlantic Partners 79, L.P. (“GAP 79”);

(v)	GAP-W, LLC (“GAP-W”);

(vi)	GAP Coinvestments CDA, L.P. (“CDA”);

(vii)	GapStar, LLC (“GapStar”);

(viii)	GAP Coinvestments III, LLC (“GAPCO III”);

(ix)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(x)	GAPCO Management GmbH (“GmbH”);

(xi)	GAPCO GmbH & Co. KG (“KG”);

(xii)	GA TriNet, LLC (“GA TriNet”); and
(xiii)	HR Acquisitions, LLC (“HR Acquisitions”).

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

c/o General Atlantic Service Company, LLC
55 East 52nd Street, 32nd Floor
New York, NY 10055

(c)	CITIZENSHIP

(i)	GA LLC - Delaware

(ii)	GA GenPar - Delaware

CUSIP No. 896288107	SCHEDULE 13G	Page 16 of 22 pages

(iii)	GAP 84 - Delaware

(iv)	GAP 79 - Delaware

(v)	GAP-W - Delaware

(vi)	CDA - Delaware

(vii)	GapStar - Delaware

(viii)	GAPCO III - Delaware

(ix)	GAPCO IV - Delaware

(x)	GmbH - Germany

(xi)	KG - Germany

(xii)	GA TriNet - Delaware

(xiii)	HR Acquisitions - Delaware

(d)	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.000025 per share (the “Shares”).

(e)	CUSIP NUMBER

896288107

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of December 31, 2014, the Reporting Persons owned the following number of shares:

(i)	GA LLC owned of record no Shares or 0.0% of the issued and outstanding Shares.
(ii)	GA GenPar owned of record no Shares or 0.0% of the issued and outstanding Shares.
(iii)	GAP 84 owned of record no Shares or 0.0% of the issued and outstanding Shares.
(iv)	GAP 79 owned of record no Shares or 0.0% of the issued and outstanding Shares.
(v)	GAP-W owned of record no Shares or 0.0% of the issued and outstanding Shares.
(vi)	CDA owned of record no Shares or 0.0% of the issued and outstanding Shares.
(vii)	GapStar owned of record no Shares or 0.0% of the issued and outstanding Shares.
(viii)	GAPCO III owned of record no Shares or 0.0% of the issued and outstanding Shares.
(ix)	GAPCO IV owned of record no Shares or 0.0% of the issued and outstanding Shares.
(x)	GmbH owned of record no Shares or 0.0% of the issued and outstanding Shares.
(xi)	KG owned of record no Shares or 0.0% of the issued and outstanding Shares.
(xii)	GA TriNet owned of record 18,972,325 Shares or 27.26% of the issued and outstanding Shares.
(xii)	HR Acquisitions owned of record 1,118,987 Shares or 1.61% of the issued and outstanding Shares.

CUSIP No. 896288107	SCHEDULE 13G	Page 17 of 22 pages

GA LLC is the general partner of GA GenPar, which is the general partner of GAP 84 and the manager of GAP-W. GA LLC is the general partner of CDA and the managing member of GAPCO III and GAPCO IV. GmbH is the general partner of KG. The members and officers of GapStar are certain Managing Directors of GA LLC. The Managing Directors of GA LLC make voting and investment decisions with respect to the securities held by KG and GmbH. As of the date hereof, there are 23 Managing Directors of GA LLC. Each of the Managing Directors of GA LLC disclaims ownership of the Shares except to the extent he has a pecuniary interest therein. GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV and KG are members of GA TriNet. GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV and KG are members of HR Acquisitions. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares that each owns of record. GA LLC, GA GenPar, GAP 84, GAP 79, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV, GmbH, KG, GA TriNet and HR Acquisitions are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended and may be deemed to beneficially own the number of Shares indicated below.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 20,091,312 Shares.

Percentage Owned:

Based on calculations made in accordance with Rule 13d-3(d), and there being 69,596,136 Shares outstanding as of October 31, 2014 as reported in the Company’s Form 10-Q (File No. 001-35108) filed with the Securities and Exchange Commission on November 6, 2014, each of the Reporting Persons may be deemed to beneficially own approximately 28.9% of the outstanding Shares.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)	Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the Shares set forth on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 20,091,312 Shares that may be deemed to be owned beneficially by each of them.

CUSIP No. 896288107	SCHEDULE 13G	Page 18 of 22 pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_].

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 896288107	SCHEDULE 13G	Page 19 of 22 pages

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. (Filed herewith).

CUSIP No. 896288107	SCHEDULE 13G	Page 20 of 22 pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2015

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 84, L.P.

By:	General Atlantic GenPar, L.P., its General Partner

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. 896288107	SCHEDULE 13G	Page 21 of 22 pages

GENERAL ATLANTIC PARTNERS 79, L.P.

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP-W, LLC

By:	General Atlantic GenPar, L.P., its Manager

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By: General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPSTAR, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. 896288107	SCHEDULE 13G	Page 22 of 22 pages

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA TRINET, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

HR ACQUISITIONS, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

 JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

February 13, 2015

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 84, L.P.

By:	General Atlantic GenPar, L.P., its General Partner

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 79, L.P.

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP-W, LLC

By:	General Atlantic GenPar, L.P., its Manager

By:	General Atlantic LLC, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By: General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPSTAR, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA TRINET, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

HR ACQUISITIONS, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

 SCHEDULE A

GA Managing Directors

Name	Business Address	Citizenship
Steven A. Denning (Chairman)	600 Steamboat Road Greenwich, Connecticut 06830	United States
William E. Ford (Chief Executive Officer)	55 East 52nd Street 32nd Floor New York, New York 10055	United States
J. Frank Brown (Chief Operating Officer)	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Thomas J. Murphy (Chief Financial Officer)	600 Steamboat Road Greenwich, Connecticut 06830	United States
John D. Bernstein	23 Savile Row London W1S 2ET United Kingdom	United Kingdom
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 32nd Floor New York, New York 10055	United States

Mark F. Dzialga	600 Steamboat Road Greenwich, Connecticut 06830	United States
Cory A. Eaves	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Martin Escobari	Rua Dr. Renato Paes de Barros, 1017 15Ъ andar 04530-001 Sao Paulo, Brazil	Bolivia and Brazil
David C. Hodgson	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Rene M. Kern	55 East 52nd Street 32nd Floor New York, New York 10055	United States and Germany
Jonathan C. Korngold	55 East 52nd Street 32nd Floor New York, New York 10055	United States

Christopher G. Lanning	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Anton J. Levy	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Adrianna C. Ma	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Sandeep Naik	17th Floor Express Towers Nariman Point Mumbai 400 021 India	United States
Andrew C. Pearson	600 Steamboat Road Greenwich, Connecticut 06830	United States
Brett B. Rochkind	228 Hamilton Ave. Palo Alto, CA 94301	United States
David A. Rosenstein	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Graves Tompkins	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Robbert Vorhoff	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Ke Wei	Suite 5801, 58th Floor Two International Finance Center 8 Finance Street Central, Hong Kong	PRC